EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-212114) and related Prospectus of Eiger BioPharmaceuticals (formerly Celladon Corporation) for the registration of up to $125,000,000 in aggregate principal amount of its common stock, preferred stock, debt securities, or warrants and to the incorporation by reference therein of our report dated March 30, 2016, with respect to the consolidated financial statements of Celladon Corporation included in Eiger BioPharmaceuticals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

July 19, 2016